Exhibit 99.1

American Campus Communities, Inc. Reports First Quarter 2008 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended March 31, 2008.

Highlights

  Quarterly FFOM of $0.38 per fully diluted share, compared to zero FFOM for the same period prior year, which included a compensation charge of $0.38 per fully diluted share recorded in the first quarter 2007 related to the company’s 2004 Outperformance Bonus Plan.
  Increased net operating income ("NOI") for same store wholly-owned properties by 6.3 percent over the first quarter 2007.
  Achieved same store occupancy for wholly-owned portfolio of 96.9 percent as of March 31, 2008.
  Entered into a merger agreement with GMH Communities to acquire its student housing platform for approximately $1.4 billion including outstanding debt totaling approximately $963 million.
  Completed $18.1 million in property acquisitions including Sunnyside Commons, a 161-bed community serving students attending West Virginia University, and Pirate’s Place, a 528-bed community serving students attending East Carolina University.
  Awarded third-party development and management services of a new 550-bed community at Cleveland State University.
  Awarded six new third-party management assignments, which increases total pipeline to 11 pending third-party management contracts totaling 9,551 beds commencing 2008 – 2010.

First Quarter 2008 Operating Results

Revenue for the 2008 first quarter totaled $41.4 million, up 18.6 percent from $35.0 million in the 2007 first quarter. Net income for the 2008 first quarter totaled $4.9 million, or $0.18 per fully diluted share, and includes $153,000 of GMH merger expenses, or $0.01 per fully diluted share. This compares to a net loss of $4.7 million, or $0.20 per fully diluted share, for the same quarter in 2007. The company’s net loss for the 2007 first quarter was due to a compensation charge of $9.6 million, or $0.38 per fully diluted share, related to the company’s 2004 Outperformance Bonus Plan. FFO for the 2008 first quarter totaled $13.2 million, or $0.45 per fully diluted share, and FFOM for the 2008 first quarter was $11.2 million or $0.38 per fully diluted share. A reconciliation of FFO and FFOM to net income is shown on Table 3.

NOI for same store wholly-owned properties was $15.4 million in the quarter, up 6.3 percent from $14.5 million in the 2007 first quarter. NOI for the total wholly-owned property portfolio increased 16.7 percent to $18.2 million for the quarter from $15.6 million in the comparable period of 2007, primarily due to the impact of acquisitions completed during both periods and a development property placed into service during 2007.

Subsequent to Quarter End

Leasing status for the same store wholly-owned portfolio was 87 percent applied for and 82 percent leased for the 2008-2009 academic year as of April 25, 2008. This compares to 89 percent applied for and 84 percent leased for the same period prior year. The company’s total owned portfolio is 87 percent applied for and 81 percent leased.

The company was recently selected by Boise State University to begin the planning process for the development of an ACE™ (American Campus Equity) project. This potential multi-phased project could ultimately result in a housing development containing approximately 2,000 beds.

On April 23, 2008, the company completed a public offering of 9,200,000 shares of its common stock at a price of $28.75 per share, which includes 1,200,000 shares issued as a result of the underwriters' exercise of their over-allotment option in full at the closing. The company received approximately $252.4 million in net proceeds from the offering.

“Q1 2008 was a monumental quarter for American Campus with the announcement of our acquisition of the GMH student housing platform,” said Bill Bayless, ACC CEO. “We believe we can unlock the value of these assets by applying our proven operating platform, which this quarter generated a 6.3 percent increase in same store NOI compared to Q1 2007. In addition, being selected by Boise State to develop multiple projects under our ACE program is an important step in establishing ACE as the optimal choice for universities looking to improve on-campus housing while preserving their credit capacity.”

Portfolio Update

The company entered into a merger agreement with GMH Communities to acquire its student housing platform for approximately $1.4 billion including outstanding debt totaling approximately $963 million. For more details on the agreement, please refer to the press release titled American Campus Communities to Acquire GMH Communities Trust previously posted on the company’s website www.studenthousing.com on February 12, 2008. The transaction is expected to close in the second quarter of 2008 and is subject to certain closing conditions, including approval of the merger by GMH Communities' shareholders and completion by GMH of the sale of its military housing division.

In February, the company completed $18.1 million in property acquisitions, which included Sunnyside Commons, a 161-bed community serving students attending West Virginia University, and Pirate’s Place, a 528-bed community serving students attending East Carolina University.

Construction of Vista del Sol, the initial phase of a three-phase owned ACE development at Arizona State University, was 79 percent complete as of March 31, 2008. The 1,866-bed community is 116 percent applied for and 100 percent pre-leased for the 2008-2009 academic year.

Construction on the Villas at Chestnut Ridge in Amherst, NY was 85 percent complete as of March 31, 2008. The 552-bed community will serve students attending the State University of New York, Buffalo and is 92 percent applied for and 90 percent pre-leased for the 2008-2009 academic year.

The company commenced construction on The Highlands, a 796-bed third-party development on the campus of Edinboro University in Pennsylvania, and was awarded third-party development and management services of a new 550-bed community at Cleveland State University.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.studenthousing.com. In addition, the company will host a conference call to discuss first quarter results and the 2008 outlook on Wednesday, April 30, 2008 at 11 a.m. EST (10:00 a.m. CST). To participate by telephone, call 866-713-8563 passcode 83931961 at least five minutes prior to the call.

To listen to the live broadcast, go to www.studenthousing.com or www.earnings.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website. A replay of the conference call will be available beginning two hours after the end of the call until May 7, 2008 by dialing 888-286-8010 or 617-801-6888 passcode 77324732. The replay also will be available for 30 days at www.studenthousing.com and at www.earnings.com. The call will also be available as a podcast on www.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

As defined by NAREIT, FFO represents income (loss) before allocation to minority interests (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

As noted above, FFO excludes GAAP historical cost depreciation and amortization of real estate and related assets because these GAAP items assume that the value of real estate diminishes over time. However, unlike the ownership of our owned off-campus properties, the unique features of our ownership interest in our on-campus participating properties cause the value of these properties to diminish over time. For example, since the ground leases under which we operate the participating properties require the reinvestment from operations of specified amounts for capital expenditures and for the repayment of debt while our interest in these properties terminates upon the repayment of the debt, such capital expenditures do not increase the value of the property to us and mortgage debt amortization only increases the equity of the ground lessor. Accordingly, when considering our FFO, we believe it is also a meaningful measure of our performance to modify FFO to exclude the operations of our on-campus participating properties and to consider their impact on performance by including only that portion of our revenues from those properties that are reflective of our share of net cash flow and the management fees that we receive, both of which increase and decrease with the operating measure of the properties, a measure we refer to as FFOM.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities Inc. is one of the largest developers, owners and managers of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, leasing and management of student housing properties. The company owns and manages a portfolio of 46 high-quality student housing communities containing approximately 29,300 beds. Including its owned properties, the company provides management and leasing services at a total of 66 properties, representing approximately 45,200 beds located on or near college and university campuses. Additional information is available at www.studenthousing.com.

Forward-Looking Statements

This news release contains forward-looking statements, which express the current beliefs and expectations of management. Except for historical information, the matters discussed in this news release are forward-looking statements and can be identified by the use of the words "anticipate," "believe," "expect," "intend," "may," "might," "plan," "estimate," "project," "should," "will," "result" and similar expressions. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including risks and uncertainties related to the proposed transactions (including but not limited to (i) the occurrence of any effect, event, development or change that could give rise to the termination of the definitive agreements, (ii) the inability to complete the proposed transactions, including in the case of the merger, due to the failure of GMH’s shareholders to approve the merger, (iii) the failure of any party to satisfy the conditions to the closing of the transactions and (iv) the failure of ACC to obtain the necessary financing arrangements set forth in a commitment letter received in connection with the proposed merger), inherent in the national economy, the real estate industry in general, and in our specific markets; the effect of terrorism or the threat of terrorism; legislative or regulatory changes including changes to laws governing REITs; our dependence on key personnel whose continued service is not guaranteed; availability of qualified acquisition and development targets; availability of capital and financing; rising interest rates; rising insurance rates; impact of ad valorem and income taxation; changes in generally accepted accounting principals; and our continued ability to successfully lease and operate our properties. While we believe these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. These forward-looking statements are made as of the date of this news release, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Additional Information about the Merger and Where to Find It

This press release does not constitute an offer of any securities for sale. In connection with the merger, American Campus Communities, Inc. (“ACC”) has filed with the SEC a registration statement on Form S-4, which includes a proxy statement/prospectus of GMH Communities Trust (“GMH”) and ACC and other relevant materials in connection with the proposed transactions. The proxy statement/prospectus will be mailed to GMH shareholders starting on April 30, 3008. Investors and security holders of ACC and GMH are urged to read the proxy statement/prospectus and the other relevant material when they become available because they will contain important information about ACC, GMH and the proposed transactions. The proxy statement/prospectus and other relevant materials (when they become available), and any and all documents filed by ACC or GMH with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. Investors and security holders may obtain free copies of the documents filed with the SEC by ACC by directing a written request to American Campus Communities, Inc., 805 Las Cimas Parkway, Suite 400, Austin, Texas 78746 Attention: Investor Relations. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by GMH Communities by directing a written request to GMH Communities Trust, 10 Campus Boulevard, Newtown Square, Pennsylvania 19073, Attention: Investor Relations. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTIONS.

ACC, GMH and their respective executive officers, directors and trustees may be deemed to be participants in the solicitation of proxies from the security holders of GMH in connection with the merger. Information about those executive officers and directors of ACC and their ownership of ACC common stock is set forth in the proxy statement for ACC’s 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 2, 2008. Information about the executive officers and trustees of GMH and their ownership of GMH common shares is set forth in the Annual Report on Form 10K/A of GMH, which was filed with the SEC on April 29, 2008. Investors and security holders may obtain additional information regarding the direct and indirect interests of ACC, GMH and their respective executive officers, directors and trustees in the merger by reading the proxy statement and prospectus regarding the merger when they become available.

Table 1 American Campus Communities, Inc. and Subsidiaries Consolidated Balance Sheets (dollars in thousands)
	March 31, 2008	December 31, 2007
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$ 998,167	$ 947,062
On-campus participating properties, net	71,888	72,905
Investments in real estate, net	1,070,055	1,019,967

Cash and cash equivalents	13,039	12,073
Restricted cash	15,618	13,855
Student contracts receivable, net	2,641	3,657
Other assets	27,344	26,744

Total assets	$ 1,128,697	$ 1,076,296

Liabilities and stockholders’ equity
Liabilities:
Secured debt	$ 568,137	$ 533,430
Unsecured revolving credit facility	36,600	9,600
Accounts payable and accrued expenses	11,833	14,360
Other liabilities	42,372	43,278
Total liabilities	658,942	600,668

Minority interests	30,092	31,251

Stockholders’ equity:
Common stock	274	273
Additional paid in capital	495,223	494,160
Accumulated earnings and dividends	(52,612)	(48,181)
Accumulated other comprehensive loss	(3,222)	(1,875)
Total stockholders’ equity	439,663	444,377

Total liabilities and stockholders’ equity	$ 1,128,697	$ 1,076,296

Table 2 American Campus Communities, Inc. and Subsidiaries Consolidated Statements of Operations (dollars in thousands, except share and per share data)
	Three Months Ended March 31,
	2008	2007
Revenues:	(unaudited)
Wholly-owned properties	$ 31,681	$ 27,145
On-campus participating properties	6,744	6,337
Third-party development services	1,656	405
Third-party management services	922	722
Resident services	438	341
Total revenues	41,441	34,950

Operating expenses:
Wholly-owned properties	13,885	11,862
On-campus participating properties	2,295	2,026
Third-party development and management services	2,108	1,294
General and administrative	2,134	11,328	(1)
Depreciation and amortization	8,029	6,970
Ground/facility leases	359	295
Total operating expenses	28,810	33,775

Operating income	12,631	1,175

Non-operating income and (expenses):
Interest income	162	707
Interest expense	(6,979)	(6,460)
Amortization of deferred financing costs	(311)	(298)
Loss from unconsolidated joint venture	(126)	-
Total non-operating expenses	(7,254)	(6,051)

Income (loss) before income taxes and minority interests	5,377	(4,876)
Income tax provision	(60)	(60)
Minority interests	(408)	258
Net income (loss)	$ 4,909	$ (4,678)

Net income (loss) per share – basic and diluted	$ 0.18	$ (0.20)

Weighted average common shares outstanding:
Basic	27,331,896	22,942,737
Diluted	29,161,145	25,241,190

(1) Includes a compensation charge of $9.6 million, or $0.38 per fully diluted share, related to the company’s 2004 Outperformance Bonus Plan.

Table 3 American Campus Communities, Inc. and Subsidiaries Calculation of FFO and FFOM (unaudited, dollars in thousands, except share and per share data)
	Three Months Ended March 31,
	2008	2007	$ Change
Net income (loss)	$ 4,909	$ (4,678)	$ 9,587
Minority interests	408	(258)	666
Loss from unconsolidated joint venture (1)	126	-	126
FFO from unconsolidated joint venture (1)	(126)	-	(126)
Real estate related depreciation and amortization	7,848	6,876	972
Funds from operations (“FFO”)	13,165	1,940	11,225

Elimination of operations from on-campus participating properties and unconsolidated joint venture:
Net income from on-campus participating properties	(1,682)	(1,577)	(105)
Amortization of investment in on-campus participating properties	(1,069)	(1,061)	(8)
FFO from unconsolidated joint venture (1)	126	-	126
Funds from operations excluding participating properties and unconsolidated joint venture	10,540	(698)	11,238
Modifications to reflect operational performance of on-campus participating properties:
Our share of net cash flow (2)	359	295	64
Management fees	308	290	18
Impact of on-campus participating properties	667	585	82
Funds from Operations—modified for operational performance of on-campus participating properties (“FFOM”)	11,207	(113)	11,320
Compensation expense related to 2004 Outperformance Bonus Plan	-	9,636	(9,636)
FFOM, excluding compensation expense related to 2004 Outperformance Bonus Plan	$ 11,207	$ 9,523	$ 1,684
FFO per share - diluted	$ 0.45	$ 0.08
FFOM per share - diluted	$ 0.38	$ -
FFOM per share, excluding compensation expense related to 2004 Outperformance Bonus Plan – diluted	$ 0.38	$ 0.38
Weighted average common shares outstanding - diluted	29,161,145	25,394,550

(1) Represents the Hampton Roads Military Housing unconsolidated joint venture, which closed December 2007. Our share of the FFO from this unconsolidated joint venture is included for purposes of calculating the company’s FFO but is excluded for purposes of calculating FFOM, as management believes this amount does not accurately reflect the company’s participation in the economics of the transaction. For the three months ended March 31, 2008, our share of the venture’s FFO equals our share of net loss, as there was no depreciation expense incurred for the period.

(2) 50 percent of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents amounts accrued for the interim periods.

CONTACT:
American Campus Communities, Inc., Austin
Gina Cowart, 512-732-1000